      ITEM 7.  EXHIBITS

Shapiro Bress & Goldstein, L.L.P.
Certified Public Accountants
366 N. Broadway, Suite 317
Jericho, New York  11753





February 4, 1997
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


          Re:  KBF POLLUTION MANAGEMENT, INC.

To Whom it May concern:

This is to confirm that our resignation as auditor of KBF Pollution Management, Inc.'s financial statements is not due to any disagreements on any matter, transaction or event, with respect to accounting principals or practices, financial statements, disclosure or auditing scope or procedure, at any time during my engagement as auditor of KBF Pollution Management, Inc.'s financial statements.

None of our reports on the financial statements issued by Shapiro & Bress CPA's, PC or Shapiro Bress & Guidice CPA's, PC contains an adverse opinion or disclaimer of opinion, nor was any financial statement qualified or modified as to uncertainty, audit scope, or accounting principals, except for our report dated February 24, 1996 which raised substantial doubt about the company's ability to continue as a going concern.

We understand this letter will be filed as an exhibit to KBF Pollution Management, Inc.'s report on Form 8-K.





Hoby Shapiro
Shapiro Bress & Goldstein, L.L.P.